Exhibit 10.38

NETSPEND HOLDINGS, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN
Effective October 20, 2011

The following constitute the provisions of the NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan (the “Plan”), as adopted by NetSpend Holdings, Inc. (“Issuer”) and its Designated Subsidiaries described in Section 2 of this Plan (collectively, with Issuer, the “Company”).

1.                                      Introduction.

(a)                                 Purpose.  The purpose of the Plan is to enable the Company to obtain and retain the services of employees.  In addition, the Plan provides a convenient, meaningful opportunity for eligible Employees to purchase Common Stock of Issuer, thereby increasing their personal interest in the Company’s success.

(b)                                 Portion of Plan to Comply with Code Section 423.  The Company intends to have a portion of the Plan qualify as an “employee stock purchase plan” within the meaning of Code Section 423; and intends that such portion of the Plan be treated as a separate plan.  Such portion of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with Code Section 423.

(c)                                  Portions of Plan Not Complying with Code Section 423.  Section 20 of this Plan, and any additional provisions adopted by the Committee pursuant thereto, are intended by Issuer to allow creation of separate portions of the Plan providing for the offering of Common Stock other than through the portion of the Plan governed by Code Section 423, for purchase by individuals who are either (i) generally not subject to income taxation by the United States or (ii) employed by non-corporate Subsidiaries that are not eligible to be Designated Subsidiaries because they are described in clause (ii) of the definition of Subsidiary below.

2.                                      Definitions.

(a)                                 “Account” means an account established pursuant to Section 6(b) and maintained on the books and records of the Company to record the amount of all remaining Contributions accumulated with respect to a Participant as a result of deductions made from such Participant’s paychecks for the purpose of purchasing Shares under the Plan.

(b)                                 “Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, corporate and securities laws of any of the United States, United States federal securities laws, the Code, the rules of any stock exchange or quotation system on which Shares are listed or quoted; and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(c)                                  “Issuer” means NetSpend Holdings, Inc., a Delaware corporation.

(d)                                 “Board” means the Board of Directors of Issuer.

(e)                                  “Business Day” means any day (other than a Saturday or Sunday) on which the NASDAQ National Market (or the principal securities exchange on which the Common Stock of Issuer is then listed or admitted for trading) is permitted to be open for trading.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)                                  “Commencement Date” means the first calendar day of each Contribution Period of the Plan.

(h)                                 “Committee” means the Compensation Committee of the Board, or any successor committee of the Board with similar responsibilities; provided, however, that the Board shall have the power to take any action that may be taken by the Committee under this Plan, except to the extent such action would not comply with any Applicable Laws.

(i)                                     “Common Stock” means the Common Stock, par value $0.001 per share, of Issuer.

(j)                                    “Company” means collectively, Issuer and the Designated Subsidiaries (but only while a Designated Subsidiary is so designated).

(k)                                 “Compensation” means total cash compensation received by a Participant from the Company.  Compensation shall be limited to amounts received by a Participant during the period he or she is participating in the Plan and includes salary, wages, overtime premiums, bonuses and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company (including any Code Section 125 plan, Code Section 401(k) plan or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift differentials, sick pay, vacation pay, holiday pay and shutdown pay, except to the extent that the exclusion of any such item (or a subset of any such items) is specifically directed by the Plan Administrator for all Participants in a manner that does not violate Code Section 423.  “Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances, tuition assistance and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workers’ compensation payments, welfare benefits, any contributions that the Company or any other Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan) on behalf of a Participant nor income realized as a result of participation in any stock option, restricted stock, stock purchase or similar plans of the Company or any other Subsidiary.

(l)                                     “Continuous Status as an Employee” means, with respect to an Employee, a period of employment by the Company without any interruption or termination of his or her service as an Employee of the Company.  Continuous Status as an Employee shall not be considered interrupted in the case of (i) medical leave; (ii) leave allowed under the Family and Medical Leave Act; (iii) personal leave; (iv) military leave; (v) jury duty;  (vi) any other leave of absence approved by the Plan Administrator; provided, however, that such leave does not exceed the respective time period designated by Company policy, unless re-employment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to Company policy adopted from time to time; or (vii)  transfers between locations of the Company, between Issuer and any of the Designated Subsidiaries, or between any of the Designated Subsidiaries.  See the definition of “Employee” for the effect of any Designated Subsidiary ceasing to be a Designated Subsidiary.

(m)                             “Contribution Period” means any period of three (six with respect to the first Contribution Period) consecutive months specified in Section 4(a), which shall be subject to change pursuant to Section 4(b); provided, however, that no Contribution Period shall exceed 12 months.

(n)                                 “Contributions” means all amounts credited to the Account of a Participant pursuant to the Plan.

(o)                                 “Designated Subsidiaries” means all Subsidiaries that are either corporations described in clause (i) of the definition of Subsidiary below or are treated as corporations under the Code as described in clause (iii) of that definition.  The initial set of Designated Subsidiaries includes NetSpend Corporation, a Delaware corporation, Skylight Acquisition I, Inc., a Delaware corporation, Skylight Financial, Inc., a Delaware corporation, and NetSpend Payment Services, Inc., a Delaware corporation.  The Committee may designate additional subsidiaries (whether now existing or hereafter created or acquired) as employers that are eligible to participate in the portion of the Plan that is subject to Code Section 423 at any time and from time to time in its sole discretion.  This definition of Designated Subsidiaries shall be interpreted consistently with Code Section 424(f).

(p)                                 “Employee” means any individual who is a common-law employee of the Company for purposes of tax withholding under Code Section 3401(c), including an officer or director who is also such an employee, but excluding any individual whose customary employment is (i) less than 20 hours per week or (ii) for not more than 5 months in any calendar year.  If the Committee determines that any Designated Subsidiary shall no longer be a Designated Subsidiary or if a Designated Subsidiary ceases to be a Designated Subsidiary because it is no longer a Subsidiary, the employees of such Designated Subsidiary shall automatically cease to be Employees or Participants as of the effective date of such event.

(q)                                 “ESPP Broker” means the licensed broker-dealer or other financial services firm designated from time to time by the Plan Administrator in accordance with Section 9(a) to assist in administering this Plan.

(r)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)                                   “Fair Market Value” means, with respect to the Common Stock on a given date, the last reported sale price for the Common Stock for such date, or if such date is not a Business Day, the last reported sale price for the Common Stock for the last Business Day preceding such date, as quoted on the NASDAQ National Market (or the principal exchange upon which shares of the Common Stock of Issuer may then be listed or admitted for trading); provided, however, that if the Common Stock ceases to be listed for trading on the NASDAQ National Market or any stock exchange, “Fair Market Value” of the Common Stock for a given date shall mean the value determined in good faith by the Committee.

(t)                                    “New Purchase Date” shall have the meaning set forth in Section 13.

(u)                                 “Option” shall mean a right granted to a Participant under Section 7, as of the Commencement Date of a Contribution Period, to purchase Shares as of the Purchase Date in that Contribution Period.

(v)                                 “Participant” means any Employee who is eligible and has elected to participate in the Plan accordance with Sections 3 and 5; and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

(w)                               “Plan” means this NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan, as it may be amended from time to time.

(x)                                 “Plan Administrator” means the Committee or any employees of the Company designated to administer the Plan; provided, however, that, notwithstanding any such designation, the Committee shall have the power to take any action that may be taken by the Plan Administrator under this Plan, except to the extent such action would not comply with any Applicable Laws.

(y)                                 “Purchase Date” means the last calendar day of each Contribution Period of the Plan.

(z)                                  “Purchase Price” means, with respect to a Contribution Period, an amount equal to 85% of the Fair Market Value of a Share on the Commencement Date or on the Purchase Date, whichever is lower.

(aa)                          “Required Holding Period” shall have the meaning set forth in Section 9(c).

(bb)                          “Reserves” means the sum of (i) the number of Shares covered by Options granted under the Plan that have not yet been exercised and (ii) the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under an Option.

(cc)                            “Share” means a share of Common Stock, as adjusted in accordance with Section 12.

(dd)                          “Subsidiary” means any of the following entities:

(i)                                     a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock is held by Issuer or any corporate subsidiary of Issuer, whether or not such corporation now exists or is hereafter organized or acquired by Issuer or another such subsidiary of Issuer;

(ii)                                  an unincorporated business entity, domestic or foreign, such as a limited liability company or partnership, in which Issuer or another Subsidiary holds directly or indirectly not less than 50% of the total combined voting power with respect to all classes of equity ownership of such entity; or

(iii)                               an unincorporated business entity described in the preceding clause (ii) that either (A) has duly elected under applicable Treasury Regulations to be an association treated as a corporation for United States federal income tax purposes, and such election continues in effect; or (B) is disregarded as a separate entity for United States federal income tax purposes, has not made an election described in the preceding clause (A) and, pursuant to applicable Treasury Regulations, its assets are considered to be owned by Issuer or another Subsidiary that is a corporation or is treated as one under the preceding clause (A); whether or not such unincorporated business entity now exists or is hereafter organized or acquired by Issuer or another Subsidiary of Issuer.

(ee)                            “Unforeseen Financial Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant, and which cannot be relieved through other reasonable means available to the Participant, resulting from (i) a sudden and unexpected illness or accident of the Participant or his or her spouse or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) some other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the discretion of the Plan Administrator

3.                                      Eligibility.

(a)                                 Eligible Employees.  Any individual who is an Employee, immediately after he or she has completed 60 calendar days of Continuous Status as an Employee, shall become eligible to participate in the Plan on the first day of the month coincident with or next following completion of such period of service, subject to the requirements of the following paragraph (b), Sections 5(a), Section

6(c)(i), Section 11 and the limitations imposed by Code Section 423(b).  Except as otherwise provided in the following paragraph (b), each Employee who is eligible to participate in this Plan shall have the same rights and privileges under the Plan.

(b)                                 Limitations on Option Grants to Eligible Employees.  Notwithstanding any contrary provisions of the Plan, no Employee shall be granted an Option under the Plan (except for Options granted under any portion of the Plan not intended to be subject to the requirements of Code Section 423):

(i)                                     if, immediately after the grant, such Employee (together with any other person whose Issuer stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of Issuer or of any Subsidiary that is a corporation (or is treated as one under the Code) and/or hold outstanding options to purchase stock possessing in the aggregate 5% or more of the total combined voting power or value of all classes of issued and outstanding stock of Issuer or of any such Subsidiary; or

(ii)                                  if such Option would permit his or her rights to purchase stock under all employee stock purchase plans described in Section 423 of the Code of Issuer or of any Subsidiary that is a corporation (or is treated as one under the Code) to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such Option is granted) or that exceeds 10,000 Shares, for any calendar year in which such Option is outstanding at any time.

Without limiting the Committee’s authority under Section 19, it shall have the power to amend the Plan by changing the conditions for eligibility to participate in the Plan with respect to future grants of Options, without shareholder approval, if such change is announced at least 30 calendar days before the next Commencement Date on which Options are to be granted, and only if such eligibility conditions comply with the requirements of Code Section 423(b)(4).

4.                                      Contribution Periods.

(a)                                 Initial Contribution Periods.  Subject to the following paragraph (b), the Plan shall be implemented by a series of consecutive Contribution Periods commencing on the first calendar day of each fiscal quarter and ending on the last calendar day of each such quarter; provided, however, that the first Contribution Period under this Plan shall commence on January 1, 2012 and shall end on June 30, 2012.  The Plan shall continue until terminated in accordance with Section 13 or Section 19.

(b)                                 Changes.  The Committee shall have the power to change the duration and/or frequency of Contribution Periods with respect to future purchases of Shares, without shareholder approval, if such change is announced to all Employees who are eligible under Section 3 at least five Business Days before the Commencement Date of the first Contribution Period to be affected by the change; provided, however, however, that no Contribution Period shall exceed 12 months.

5.                                      Participation.

(a)                                 Enrollment Process.  An eligible Employee may become a Participant by following the established enrollment procedure as directed by the Plan Administrator, or any other entity designated by the Plan Administrator, before the Commencement Date of the applicable Contribution Period, unless an earlier or later time for completing the enrollment procedure is set by the Plan Administrator for all eligible Employees with respect to a given Contribution Period.  Each eligible Employee who elects to participate for a Contribution Period shall determine the percentage of his or her future Compensation, subject to the limits in Sections 3(b)(ii) and 6(a), to be deducted from his or her paychecks after the Commencement Date for that Contribution Period and allocated to his or her Account as Contributions to the Plan.

(b)                                 Payroll Contributions.  Payroll deductions for a Contribution Period shall commence from the first payroll following the Commencement Date for such Period and shall end on the last payroll paid on or before the Purchase Date of the Contribution Period, unless sooner terminated as provided in Section 10.  A Participant who has elected to participate during a Contribution Period shall automatically participate in future Contribution Periods at the same rate of Contributions until the Participant’s rate of Contributions is changed pursuant to Section 6, or the Participant withdraws from the Plan or ceases to be an Employee as provided in Section 10.

6.                                      Method of Payment of Contributions.

(a)                                 Contribution Amounts.  Subject to the limitations of Sections 3(b) and 11, a Participant shall elect to have Contributions made as payroll deductions on each payday during the Contribution Period in any percentage of his or her Compensation that is not less than 1% and not more than 20% (or such other maximum percentage as the Committee may establish from time to time before any Commencement Date) of such Participant’s Compensation on each payday during the Contribution Period.  Contribution amounts shall be withheld in whole percentages only.

(b)                                 Accounts.  Accounts will be maintained for each Participant in the Plan.  All payroll deductions made by a Participant as Contributions shall be credited to his or her Account.  A Participant may not make any additional payments into his or her Account.  A Participant’s Account balance shall remain the property of the Participant at all times, subject to the limitations of Sections 16 and 17, but the funds deducted from his or her paychecks may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by any Applicable Laws.  No interest shall accrue on the Contributions or the Account balance of a Participant in the Plan, unless otherwise determined necessary by the Plan Administrator for the Accounts of Participants in any portion of the Plan that is not intended to qualify under Code Section 423.

(c)                                  Contribution Changes by a Participant.

(i)                                     A Participant may discontinue his or her participation in the Plan as provided in Section 10.  A Participant who enrolls in the Plan and thereafter discontinues his or her participation in the Plan may not re-enroll in the Plan until the two consecutive Contribution Periods following the Contribution Period in which such discontinuation was effective shall have elapsed.  For purposes of the foregoing, a change in a Participant’s payroll deduction rate to less than 1% shall be treated as an election by the Participant to discontinue his or her participation in the Plan.

(ii)                                  Unless otherwise provided by the Plan Administrator, a Participant may increase or decrease the payroll deduction rate applicable to his or her Contributions by following such administrative procedures as may be established by the Plan Administrator. The rate adjustment shall be effective as soon as administratively feasible.

(d)                                 Contribution Changes by the Company.  Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b), Section 11 and Code Section 423(b)(8), the Plan Administrator may in its sole discretion direct the Company to reduce a Participant’s payroll deductions for Contributions during any Contribution Period.  If that occurs, any such Participant’s payroll deductions shall re-commence, at the Contribution rate provided in the Participant’s most recently submitted enrollment materials, at the beginning of the first Contribution Period that is scheduled to end in the next succeeding calendar year, unless any such limit continues to apply in that Contribution Period or the Participant terminates his or her payroll deductions as provided in Section 10.

7.                                      Grant of Options.  On the Commencement Date of each Contribution Period, each eligible Employee participating in such Contribution Period shall be granted the right and option to purchase (an “Option”), on the next Purchase Date, a number of Shares determined by dividing (a) such Employee’s Contributions accumulated before such Purchase Date and retained in the Participant’s Account as of the Purchase Date by (b) the applicable Purchase Price, subject to the limitations set forth in Sections 3(b) and 11.

No Participant shall have any interest or voting right in Shares covered by any Option granted to him or her under this Plan until the Option has been exercised.

8.                                      Exercise of Options.  Unless a Participant withdraws from the Plan or ceases to be an eligible Employee, his or her Option for a Contribution Period shall be exercised automatically on the Purchase Date of the Contribution Period; and the maximum number of Shares (which may include a fractional Share) subject to the Option will be purchased at the applicable Purchase Price with the accumulated Contributions remaining in his or her Account.  The Shares purchased upon exercise of an Option hereunder shall be deemed to be transferred to the Participant on the Purchase Date.  During a Participant’s lifetime, his or her Options shall be exercisable only by the Participant.  Any Options held by a Participant shall not be exercisable after his or her death.

9.                                      Delivery of Shares, Holding Periods and Dividends.

(a)                                 Delivery of Shares to ESPP Broker.  As promptly as practicable after the Purchase Date of each Contribution Period, the number of Shares purchased by each Participant upon exercise of his or her Option shall be issued by Issuer and deposited into a brokerage account established in the Participant’s name with the ESPP Broker, for and on behalf of the Participant, in accordance with procedures established from time to time by the Plan Administrator.  The terms of such ESPP Broker account shall be at the sole discretion of the Plan Administrator and a Participant’s participation in the Plan is expressly conditioned on his or her acceptance of such terms.

(b)                                 Conditions Preceding Issuance of Shares.  Shares shall not be issued with respect to an Option unless the exercise of the Option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for Issuer with respect to such compliance.  As a further condition to the exercise of an Option, Issuer may require the Participant exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel Issuer, such a representation is required by any of the Applicable Laws mentioned above.

(c)                                  Disposition of Shares; Holding Periods; Brokerage Accounts.  Any ESPP Broker account established to hold a Participant’s Shares shall be titled solely in the name of the Participant, unless the Participant is notified by the Plan Administrator that the account may be titled or re-titled jointly with another person, consistent with the policies of the ESPP Broker and Applicable Law.  The Participant may dispose of the Shares in his or her ESPP Broker account at any time after the Required Holding Period, whether by sale, exchange, gift or other transfer of title, in which case applicable transaction fees will be charged.  After the Required Holding Period expires with respect to any Shares purchased by a Participant under the Plan, the Participant, at his or her option, may also elect to (i) keep the Shares in their ESPP Broker account; (ii) request a DRS transfer (book entry registration without a certificate) or (iii) transfer, at the Participant’s expense, all or some of the Shares credited to the Participant’s ESPP Broker account to an account with another broker chosen by the Participant.

A “Required Holding Period” applies to Shares purchased under the Plan.  Shares purchased under the Plan may not be sold, assigned, pledged or otherwise transferred of disposed of during the Required Holding Period.  The “Required Holding Period” shall mean, with respect to a Share in the Participant’s Account, the period commencing on the Purchase Date of the Share and ending on the six-month anniversary of such Date, or, if earlier, upon:

(i)            termination of the Participant’s Continuous Status as an Employee (with the Company and all Subsidiaries) for any reason (including death or retirement) or any other change in a Participant’s employment status that results in the Participant no longer being eligible to participate in the Plan;

(ii)           the Participant’s receipt of disability benefits under a long-term disability plan covering Employees of the Company (or, if such Participant is not employed in a classification that is covered by the plan, a determination by the Plan Administrator that such Participant would be eligible to receive disability benefits under the plan if such Participant were employed in an eligible classification);

(iii)          the Participant’s experiencing an Unforeseen Financial Emergency; or

(iv)          the occurrence of any event described in Section 13 that would give rise to a New Purchase Date.

(d)                                 Other Transfer Restrictions.  The Committee shall have the sole and absolute discretion to change the Required Holding Period and otherwise add or remove restrictions on the Participant’s right to transfer or otherwise dispose of Shares.  Any increase in the Required Holding Period or imposition of additional transfer restrictions shall apply only for Shares purchased during Contribution Periods that begin after all eligible Employees have been given notice of the new or increased holding period, which notice shall be given at least five Business Days before the Commencement Date of the first Contribution Period in which Shares that will be subject to such new or increased holding period may be purchased.  Notwithstanding the foregoing sentence, nothing herein shall be construed to limit the Committee’s authority to impose such transfer restrictions (either retroactively, prospectively or both) as the Committee determines are necessary or appropriate to ensure compliance with Applicable Laws.

(e)                                  Dividends.  Dividends paid in the form of cash, Shares or other non-cash consideration with respect to the Common Stock in a Participant’s ESPP Broker account established under this Section 9 shall be credited to such ESPP Broker account.  However, if a Participant holding Shares in any ESPP Broker account is subject to United States withholding taxes on any dividends payable with respect to the Shares, all cash dividends payable on those Shares shall be paid by Issuer net of the applicable United States withholding taxes on such dividends, which taxes shall be withheld by Issuer and paid to the appropriate United States tax authorities.  The Company or any other Subsidiary employing each Participant shall annually notify the Participant, as part of its periodic reporting obligations under Applicable Laws, of the amount of such withholding applicable to dividends on the Participant’s Shares in an ESPP Broker account, in order to enable the Participant to apply for any applicable tax credit in each country in which the Participant is subject to taxes on such dividends.

10.                               Voluntary Withdrawal; End of Employee Status.

(a)                                 Withdrawal.  A Participant may withdraw from the Plan by following the established administrative procedures as directed by the Plan Administrator, or other entity designated by the Plan Administrator. The withdrawal request will be effective as soon as administratively feasible.  However, any withdrawal request must be made at least 31 calendar days before the end of a Contribution Period or such withdrawal request shall not be effective until the next following Contribution Period.  If a withdrawal request is effective during a Contribution Period, all of the Participant’s Contributions credited to his or her Account for that Contribution Period will be paid to him or her, his or her Option granted for that Contribution Period will be automatically terminated, and the Participant may not make any further Contributions for the purchase of Shares until he or she re-enrolls.  In order to re-enroll, the time period described in Section 6(c)(i) must have elapsed and the Participant must follow the procedures described in Section 5(a).  A request by a Participant to reduce his or her payroll deduction percentage to less than 1% will be treated as an election to withdraw from the Plan.

(b)                                 End of Employee Status.  Upon termination of the Participant’s Continuous Status as an Employee before the Purchase Date of a Contribution Period for any reason including his or her death or retirement, or if the Participant remains employed by a Subsidiary that ceases to be a Designated Subsidiary before that Purchase Date, the Contributions credited to his or her Account for that Contribution Period will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15; and his or her Option for that Contribution Period will be automatically terminated.  Whether the Participant’s Continuous Status as an Employee has been terminated shall be determined by the Plan Administrator in its sole discretion.

(c)                                  Other Plans.  A Participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or any other Subsidiary.

11.                               Limit on Shares Available under this Plan.

(a)                                 Maximum Number.  Subject to adjustment as provided in Section 12, the maximum number of Shares that may be offered and issued under the Plan shall be 2,000,000.  If any Option granted under the Plan shall for any reason terminate without having been exercised, at a time when such maximum number of Shares has not been reached, the Shares not purchased under such Option shall again become available for offering and issuance under the Plan.

(b)                                 Application of Limit.  If the Plan Administrator determines that, on a given Purchase Date, the number of Shares with respect to which Options are to be exercised will exceed (i) the number of Shares that were available for sale under the Plan on the Commencement Date of the applicable Contribution Period or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Plan Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Commencement Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants on such Purchase Date.  If such event occurs at the beginning of a Contribution Period, the Company may appropriately reduce the payroll deductions to be made pursuant to the Participants’ authorizations for that Contribution Period, and the Company shall give notice of such reduction to each Participant affected thereby.  If such event occurs at the end of a Contribution Period, the Company shall refund to each affected Participant any Contributions made for that Contribution Period that cannot be used to purchase Shares.

12.                               Adjustments Upon Changes in Capitalization.

(a)                                 Adjustments.  Subject to any required action by the shareholders of Issuer and subject to Section 13, upon (or, as may be necessary to effect the adjustment, immediately prior to) a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of Issuer), a merger, consolidation or reorganization or any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock, or an exchange of Common Stock or other securities of Issuer, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, the Committee shall equitably and proportionately adjust (i) the number of Shares constituting the Reserves, as well as the maximum number of Shares that may be purchased by a Participant in a calendar year pursuant to Section 3(b)(ii); (ii) the maximum number of Shares set forth in Section 11; (iii) the price per Share covered by each Option that has not yet been exercised; and/or (iv) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options and otherwise to account for the effects of the transaction.  The Committee’s determination with respect to the adjustment shall be final, binding and conclusive.  Except as expressly provided herein, no issue by Issuer of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares reserved hereunder or subject to an Option hereunder.

(b)                                 Compliance with Applicable Laws.  It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies Applicable Laws (including, without limitation and as applicable in the circumstances, Code Sections 424 and 409A) and accounting requirements (so as to not trigger any charge to earnings with respect to such adjustment).

(c)                                  Authority of Committee.  Without limiting the generality of Section 14, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 12, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

13.                               Effect of Sale, Merger or Liquidation.  If either (a) Issuer or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of Issuer by means of a sale, merger or reorganization in which Issuer will not be the surviving corporation (other than a reorganization effected primarily to change the state in which Issuer is incorporated, a merger or consolidation with a wholly-owned Subsidiary that is a corporation (or is treated as one under the Code) or any other transaction in which there is no substantial change in the shareholders of Issuer or their relative stock holdings, regardless of whether Issuer is the surviving corporation) or (b) Issuer is liquidated, then the Contribution Period in progress at the time of such transaction or liquidation shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date the Contribution Period then in progress will terminate.  The New Purchase Date shall be on or before the date of consummation of such transaction or liquidation, and the Plan Administrator shall notify each Participant in writing, at least 10 Business Days before the New Purchase Date, that the Purchase Date for his or her Option has been changed to the New Purchase Date and that his or her Option will be exercised automatically on the New Purchase Date, unless before such date, the Participant has withdrawn from the Plan for that Contribution Period as provided in Section 10.

14.                               Administration.  The Plan Administrator shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan.  The Plan

Administrator may delegate ministerial duties to such of the Company’s other employees, outside entities and outside professionals as the Plan Administrator so determines.

15.                               Death of Participant.  If Participant dies, the Company shall deliver any Shares and cash in the Participant’s Account to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.                               Transferability.  Neither Contributions credited to a Participant’s Account nor any rights with regard to the exercise of an Option may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 15) by the Participant or any person entitled to the Account balance or such rights under Section 15.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election by the Participant to withdraw from the Plan in accordance with Section 10.  Furthermore, no balance in a Participant’s Account or Shares that have not been delivered shall be subject to any debts, contracts, liabilities, engagements or torts of the Participant or any person entitled to the Account balance or such Shares under Section 15.

17.                               Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose; and the Company shall not be obligated to segregate such Contributions.  The Plan is unfunded and shall not create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship among the Company, the Board, the Committee, the Plan Administrator and any Participant.  To the extent a Participant acquires a right to receive payment from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

18.                               Reports.  Account statements will be made available (at times directed by the Plan Administrator) to participating Employees by the Company and/or the ESPP Broker.  For each Contribution Period, those statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased, the remaining Account balance, if any, and the balance of any ESPP Broker account.

19.                               Amendment or Termination of Plan.

(a)                                 General Authority; Mandatory Termination.  The Committee may at any time terminate the Plan and may from time to time amend the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any Options then outstanding under the Plan unless such action is required to comply with Applicable Laws; and provided, further, that no such action of the Committee shall be effective without the approval of Issuer’s shareholders if such approval is required by Applicable Laws.  The Plan was approved by the Board on October 20, 2011 and the Plan will automatically terminate if it is not approved by the stockholders of Issuer at the first annual meeting of the stockholders of Issuer held following the Board’s approval of the Plan, with any such termination to be effective on the date of such meeting.  Upon any termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter, unless the Committee terminates the Plan on a Purchase Date or by the Committee’s setting a New Purchase Date with respect to a Contribution Period then in progress.

(b)                                 Administrative Amendments and Similar Actions.  Without shareholder approval and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Contribution Periods, limit the frequency and/or number of changes in the amount deducted during a Contribution Period, establish the exchange ratio applicable to amounts deducted in a currency other than United States dollars, permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts deducted from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable and consistent with the Plan.

(c)                                  Exhaustion of Reserves.  The Plan shall automatically terminate on the date when all of the Shares that were reserved under Section 11 for issuance under the Plan have been purchased by Participants under the Plan.

20.                               International Participants and Employees of Non-corporate Subsidiaries.

(a)                                 Adoption of Special Provisions by Certain Subsidiaries.  The Committee shall have the power and authority to allow any of Issuer’s Subsidiaries other than Designated Subsidiaries to adopt and join in one of the following portions of this Plan that is not intended to comply with Code Section 423, as described in Section 1(c):

(i)                                     A portion for employees of any such Subsidiary who are generally not subject to income taxation by the United States (the “Non-U.S. Portion”), or

(ii)                                  A portion for employees who are employed by any non-corporate Subsidiary that is not eligible to be a Designated Subsidiary because it is described in clause (ii) of the definition of Subsidiary (the “Non-corporate Portion”).

(b)                                 Terms and Conditions for Any Non-U.S. Portion of the Plan.  If the Committee allows any Subsidiary other than a Designated Subsidiary to adopt the Non-U.S. Portion of the Plan, the Committee may allow certain employees of such Subsidiaries who work or reside outside of the United States an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d).  Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any foreign country need not be the same for all foreign countries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-U.S. Portion of the Plan, or termination of employment.

(c)                                  Terms and Conditions for Any Non-corporate Portion of the Plan.  If the Committee allows any non-corporate Subsidiary to adopt the Non-corporate Portion of the Plan, the Committee may allow certain employees of such Subsidiaries an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d).  Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any non-corporate

Subsidiary need not be the same for all non-corporate Subsidiaries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-corporate Portion of the Plan, or termination of employment.

(d)                                 Compliance with Applicable Laws; Effect of Code Section 409A.  Any purchases of Common Stock made pursuant to the provisions of this Section 20 shall not be subject to the requirements of Code Section 423, but shall be made pursuant to any other Applicable Laws; provided, however, the granting of any Options under this Section 20 shall be completed and administered only in a manner that is intended to either (i) comply with Code section 409A, or (ii) be exempt from taxation imposed by Code section 409A(a)(1)(A) or (B), so as to prevent any such taxation being imposed on participants receiving any such grant.  For example, Options granted under this Section 20 may either:

(i)                                     comply with Code Section 409A by either specifying exercise prices that are not less than the fair market value of the Common Stock at the date of grant, or specifying Purchase Dates that are fixed dates or made contingent upon the occurrence of certain earlier or later payment events permitted under Code section 409A, in either case when the Options are granted; or

(ii)                                  be exempt from Code Section 409A if granted under the Non-U.S. Portion of the Plan to certain non-resident alien individuals employed by Subsidiaries that are not Designated Subsidiaries and operate outside the United States, to the extent the latter type of grant is treated under Section 1.409A-1(b)(8) of the Treasury Regulations as not providing deferred compensation for such individuals.

21.                               Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.                               Term of Plan; Effective Date.  The Plan shall become effective upon approval by the Board and shall continue in effect until all of the Reserves are exhausted or such earlier time as the Plan is terminated pursuant to Section 19.

23.                               Governing Law.  Except as otherwise explicitly stated in the Plan, the validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable United States federal laws.

24.                               Severability.  If any provision of the Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan under any law, such provision shall be construed or deemed amended to conform to Applicable Laws; or if it cannot be so construed or deemed amended without materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

25.                               No Rights as an Employee.  Nothing in the Plan shall be construed to give any individual (including an Employee or Participant) the right to remain in the employ of Issuer or any Subsidiary, nor to affect the right of Issuer or any Subsidiary to terminate the employment of any individual (including the Employee or Participant) at any time with or without cause.  Nothing in this Plan shall confer on any person any legal or equitable right against Issuer or any Subsidiary, or give rise to any cause of action at law or in equity against Issuer or any Subsidiary.  Neither the Options granted, any Shares purchased hereunder nor any other benefits conferred hereby, including the right to purchase Common Stock at a discount, shall form any part of the wages or salary of any eligible Employee for purposes of any severance pay or termination damages, irrespective of the reason for termination of employment.  Under no circumstances shall any individual ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit under this Plan that such Employee might otherwise have enjoyed, but for ceasing to be an Employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

26.                               Taxes.  Participants are responsible for the payment of all income and other taxes relating to any amounts deemed to constitute income to them under any Applicable Law arising out of their participation in the Plan, the purchase Shares pursuant to the Plan and their subsequent sale or other transfer as well as the distribution of Shares or cash to the Participant in accordance with the Plan.  By electing to participate in the Plan, each Participant shall be conclusively deemed to have authorized Issuer or any Designated Subsidiary that pays Compensation to him or her to make appropriate tax withholding deductions from that Compensation, which deductions shall be in addition to any other appropriate payroll deductions, and to pay such withheld taxes to the appropriate tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of a Participant under any Applicable Law.

27.                               Acceptance of Terms.  By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee or the Plan Administrator and to have agreed to be fully bound thereby.